CONTACT:  Joseph F. Hutchison                 FOR IMMEDIATE
RELEASE
                                              March 13, 1997

     SUBURBAN BANCORPORATION INC. AND FIFTH THIRD BANCORP
                     ANNOUNCE MERGER PACT

     Suburban Bancorporation and Fifth Third Bancorp, both based in Cincinnati, Ohio, announced today the execution of a definitive merger agreement pursuant to which Suburban will be merged into Fifth Third Bancorp. The merger agreement provides that each outstanding share of Suburban will be converted into
 .24357 shares of Fifth Third common stock in a tax free exchange. Based on the closing price of Fifth Third common stock, the transaction has a value of approximately $32.0 million or $20.64 per share to Suburban stockholders.

     The stock exchange ratio is subject to possible adjustment, and the actual value to be realized by the Suburban stockholders will be dependent upon the trading value of Fifth Third's common stock at the date of completion of the merger. The merger is subject to shareholder and regulatory approval and satisfaction of other conditions. The merger is expected to be completed in the third quarter of 1997. The offices of Suburban Federal Savings Bank, the operating subsidiary of Suburban, will be merged into The Fifth Third Bank.

     "Fifth Third Bancorp is continually strengthening its commitment to the residents of Greater Cincinnati," said George
A. Schaefer, Jr., President & CEO, Fifth Third Bancorp. "The increased number of locations will increase our ability to provide convenient financial services and we're looking forward to offering our full range of products and services to Suburban customers. This acquisition will also continue to expand Fifth Third's position as the leading financial institution in the Greater Cincinnati area in both assets and deposits."
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     Joseph F. Hutchison, President & CEO of Suburban Bancorpora-
tion, stated that "the merger with Fifth Third is the culmination of the process initiated by our Board of Directors to enhance shareholder value. We are excited about joining forces with Fifth Third. Our customers will clearly benefit from the broader service lines that Fifth Third can offer. Together we can more effectively serve the financial service needs of our local economy."

     Founded in 1858, The Fifth Third Bank is headquartered in Cincinnati, Ohio. The Bank is one of 11 affiliates of Fifth Third Bancorp which has $20.5 billion in assets, 412 full-service Banking Centers, including 96 Bank Mart locations open seven days a week inside select grocery stores and 764 Jeanie ATMs in Ohio, Kentucky, Indiana and Naples, Florida. Fifth Third operates four main businesses; Retail, Commercial, Fifth Third Investment Advisors and Midwest Payment Systems. Fifth Third investor information can be accessed on the internet at www.53.com. The company's common stock trades on the Nasdaq Stock Market under the symbol: "FITB".

     Suburban is headquartered in Cincinnati, Ohio, and had $219 million in assets, $129 million in deposits and $26 million in equity as of December 31, 1996. It operates seven offices in Hamilton County. Suburban's common stock trades on The Nasdaq Stock Market under the symbol "SBCN".